   As filed with the Securities and Exchange Commission on January   , 1999
                                                     Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ---------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                      NATIONWIDE HEALTH PROPERTIES, INC.
            (Exact name of registrant as specified in its charter)

                               ---------------

                    Maryland                        95-3997619
          (State or other jurisdiction           (I.R.S. Employer
       of incorporation or organization)        Identification No.)


                     610 Newport Center Drive, Suite 1150
                        Newport Beach, California 92660
                                (949) 718-4400
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ---------------

                               R. Bruce Andrews
                     Chief Executive Officer and President
                      Nationwide Health Properties, Inc.
                     610 Newport Center Drive, Suite 1150
                        Newport Beach, California 92660
                                (949) 718-4400
          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                   Copy To:
                             Gary J. Singer, Esq.
                             O'Melveny & Myers LLP
                     610 Newport Center Drive, Suite 1700
                         Newport Beach, CA 92660-6429

                               ---------------

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______

   If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

================================================================================================
                                                 Proposed maximum Proposed maximum   Amount of
     Title of each class of        Amount to be   offering price      aggregate     registration
   securities to be registered     registered(1)   per unit(2)    offering price(2)     fee
------------------------------------------------------------------------------------------------
Debt Securities.................   $500,000,000        100%         $500,000,000      $139,000
================================================================================================

(1) Plus such additional principal amount as may be necessary such that, if Debt Securities are issued with original issue discount, the aggregate initial offering price of all Debt Securities will equal $500,000,000.
(2) Estimated solely for the purposes of determining the registration fee pursuant to Rule 457(o).

                               ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus supplement and the accompanying prospectus + +is not complete and may be changed. These securities may not be sold until + +the registration statement filed with the Securities and Exchange Commission + +is effective. This prospectus supplement and the accompanying prospectus is + +not an offer to sell nor does it seek an offer to buy these securities in any +
+jurisdiction where the offer or sale is not permitted.                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 Subject to Completion, Dated January 15, 1999.

          Prospectus Supplement to Prospectus dated January   , 1999.

                 [LOGO OF NATIONWIDE HEALTH PROPERTIES, INC.]

                                  $500,000,000


                          Medium-Term Notes, Series D
                    Due 9 Months or More from Date of Issue

                                  ----------

                                 TERMS OF SALE

  The following terms may apply to the notes which Nationwide Health Properties, Inc. may sell at one or more times. The final terms for each note will be included in a pricing supplement. We will receive between $496,250,000 and $499,375,000 of the proceeds from the sale of the notes, after paying the agents commissions of between $625,000 and $3,750,000.

 . Mature 9 months to 30 years or more

 . Fixed or floating interest rate or indexed notes or zero-coupon or other original issue discount notes. The floating interest rate may be based on:

 . CD rate

 . Commercial paper rate

 . Federal Funds effective rate

 . LIBOR

 . Prime rate

 . Treasury rate

 . Any other rate specified by us in the pricing supplement

 . Any combination of rates specified in a pricing supplement

 . Certificated or book-entry form

 . Subject to redemption and repurchase at option of Nationwide Health
   Properties, Inc. or the holder

 . Not convertible, amortized or subject to a sinking fund

 . Interest paid on fixed rate notes semi-annually

 . Interest paid on floating rate notes monthly, quarterly, semi-annually or annually

 . Minimum denominations of $1,000 increased in multiples of $1,000

 . May be foreign currency or composite currency denominated

 . Same day settlement and payment. Immediately available funds
                                  ----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  ----------

  Nationwide Health Properties, Inc. may sell the notes directly or through one or more agents or dealers, including the agents listed below. The agents are not required to sell any specific number or amount of the notes. The agents will use their reasonable efforts to sell the notes offered.

Goldman, Sachs & Co.                                         Merrill Lynch & Co.

                                  ----------

                Prospectus Supplement dated             , 1999.

                                  THE COMPANY

   Nationwide Health Properties, Inc., a Maryland corporation organized in October 1985 (the "Company"), is a real estate investment trust ("REIT") which invests primarily in health care related facilities and provides financing to health care providers. As of September 30, 1998, the Company had investments in 337 facilities located in 33 states. The facilities include 198 skilled nursing facilities, 104 assisted living facilities, 14 continuing care retirement communities, 16 residential care facilities for the elderly, two rehabilitation hospitals and three medical clinics. The facilities are operated by 60 different operators, including the following publicly traded companies:
Alternative Living Services, Inc., American Retirement Corporation, ARV Assisted Living, Inc., Assisted Living Concepts, Inc., Beverly Enterprises, Inc., Extendicare Health Services, Inc., Harborside Healthcare Corporation, HEALTHSOUTH Corporation, Integrated Health Services, Inc., Lexington Healthcare Group, Inc., Mariner Post-Acute Network, Inc., NewCare Health Corporation, Res-Care, Inc., Sun Healthcare Group, Inc. and UNISON HealthCare Corporation. Of the operators of the facilities, only Alternative Living Services, Inc. and Beverly Enterprises, Inc. account for more than 10% of the Company's revenues. They accounted for 12% and 15%, respectively, of the Company's total revenues for the nine months ended September 30, 1998.

   As of September 30, 1998, the Company had direct ownership of 154 skilled nursing facilities, 96 assisted living facilities, nine continuing care retirement communities, 16 residential care facilities for the elderly, two rehabilitation hospitals and three medical clinics. All of the Company's owned facilities are leased under "net" leases, which are accounted for as operating leases.

   The leases have initial terms ranging from 9 to 19 years, and the leases generally have two or more multiple-year renewal options. The Company earns fixed monthly minimum rents and may earn periodic additional rents. The additional rent payments are generally computed as a percentage of facility net patient revenues in excess of base amounts or as a percentage of the increase in the consumer price index. Additional rents are generally calculated and payable monthly or quarterly. Most leases contain provisions such that total rent cannot decrease from one year to the next. Most leases contain cross collateralization and cross default provisions tied to other leases with the same lessee, as well as grouped lease renewals and grouped purchase options. Obligations under the leases have corporate guarantees, and leases covering 176 facilities are backed by irrevocable letters of credit or security deposits which cover one to 12 months of monthly minimum rents. Under the terms of the leases, the lessee is responsible for all maintenance, repairs, taxes and insurance on the leased properties.

   As of September 30, 1998, the Company held 34 mortgage loans secured by 44 skilled nursing care facilities, eight assisted living facilities and five continuing care retirement communities. As of September 30, 1998, the mortgage loans had a net book value of approximately $208,094,000 with individual outstanding balances ranging from approximately $571,000 to $21,500,000 and maturities ranging from 1999 to 2031.

   The Company anticipates providing lease or mortgage financing for health care facilities to qualified operators and acquiring additional health care related facilities, including skilled nursing facilities, assisted living facilities, acute care hospitals and medical office buildings. Financing for such future investments may be provided by borrowings under the Company's bank line of credit, private placements or public offerings of debt or equity, and the assumption of secured indebtedness.

   The Company believes that it has operated in such a manner as to qualify for taxation as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with its taxable year ending December 31, 1985, and the Company intends to continue to operate in such a manner. If the Company qualifies for taxation as a REIT, it will generally not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (e.g., at the corporate and stockholder levels) that generally results from investment in stock of a corporation. Among the requirements for taxation as a REIT, the Company is required to distribute substantially all of its taxable income (determined without regard to capital gains) each year. Failure to do so may cause the Company to fail to qualify for taxation as a REIT.

                              RECENT DEVELOPMENTS

   Between September 30, 1998 and December 31, 1998, the Company acquired six skilled nursing facilities, one assisted living facility and one residential care facility for the elderly in six separate transactions for an aggregate investment of approximately $25,137,000. Construction of one skilled nursing facility, one assisted living facility and one continuing care retirement community was also completed in which the Company's total investment was approximately $19,969,000. Upon acquisition or completion of construction, as applicable, the facilities were concurrently leased under terms generally similar to the Company's existing leases. The acquisitions and construction were funded by bank borrowings on the Company's revolving bank line of credit and by cash on hand.

   Between September 30, 1998 and December 31, 1998, one mortgage loan securing two facilities which had a principal balance at September 30, 1998 of approximately $2,154,000 was repaid.

   On November 20, 1998, the Company issued $65,000,000 in aggregate principal amount of medium-term notes. The notes bear fixed interest at a weighted average interest rate of 7.71% and have a weighted average maturity of 22.0 years. The proceeds were used to repay borrowings on the Company's revolving bank line of credit.

                               PRICING SUPPLEMENT

   The pricing supplement for each offering of notes will contain the specific information and terms for that offering. The pricing supplement may also add, update or change information contained in this prospectus supplement. It is important for you to consider the information contained in this prospectus supplement, the prospectus, the incorporated documents and the pricing supplement in making your investment decision.

                                USE OF PROCEEDS

   The net proceeds from the sale of the notes will be used for general corporate purposes, including the repayment of amounts outstanding under the Company's revolving bank line of credit. As of December 31, 1998, the aggregate amount of such indebtedness was approximately $42 million having interest rates between 6.0625% and 7.75% and a maturity date of March 31, 2001. Amounts outstanding under the bank line of credit were incurred for general corporate purposes, including the acquisition of health care facilities and mortgage loans secured by health care facilities.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

                                                                    Nine Months
                                                                       Ended
                                          Year Ended December 31,  September 30,
                                          ------------------------ -------------
                                          1993 1994 1995 1996 1997     1998
                                          ---- ---- ---- ---- ----     ----
     Ratio............................... 7.63 5.52 4.44 3.64 3.03     3.22


   For current information on the Ratio of Earnings to Fixed Charges, please see our most recent Form 10-K and 10-Q. See "Where You Can Find More Information."

                            DESCRIPTION OF THE NOTES

   We will issue the notes under an indenture between us and the Trustee, Chase Manhattan Bank and Trust Company, dated January 13, 1999. This prospectus supplement briefly outlines some of the indenture provisions. If you would like more information on these provisions, review the indenture and its supplements that we filed with the SEC. See "Where You Can Find More Information" on how to locate the indenture and the supplements.

   The indenture does not limit the amount of debt securities that may be issued. As of the date of this prospectus supplement, the Company has authorized the issuance of up to $500,000,000 of notes as a separate series of debt securities. Each series of debt securities may differ as to their terms. For current information on the Company's outstanding debt see our most recent Form 10-K and 10-Q. See "Where You Can Find More Information."

   The notes are unsecured and will rank equally with all of the Company's unsecured and unsubordinated indebtedness. The notes will be denominated in U.S. dollars and the Company will pay principal and interest in U.S. dollars. The notes will not be subject to any conversion, amortization or sinking fund. It is anticipated that the notes will be "book-entry," represented by a permanent global note registered in the name of The Depository Trust Company, or its nominee. However, the Company reserves the right to issue notes in certificate form registered in the names of the noteholders.

   In the discussion that follows, whenever we talk about paying principal on the notes, we mean at maturity, redemption or repurchase. In discussing the time for notices and how the different interest rates are calculated, all times are New York City time, unless otherwise noted.

   As used herein, "Business Day" means, unless otherwise specified in the applicable pricing supplement, any day other than a Saturday or Sunday or any other day on which banks in The City of New York are generally authorized or obligated by law or executive order to close and, with respect to notes as to which LIBOR is an applicable Base Rate, is also a London Business Day. As used herein, "London Business Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

   The following terms may apply to each note as specified in the applicable pricing supplement and the note.

                                   Redemption

   If provided in the applicable pricing supplement, the Company may redeem the notes, in whole or in part, at the option of the Company, upon notice given not less than 30 nor more than 60 days prior to the date of redemption unless a shorter period is set forth in the pricing supplement. The pricing supplement will set forth the terms of any redemption, including, but not limited to, the dates on which redemption may be elected and the price (including premium, if any) at which the notes may be redeemed.

                                   Repayment

   If provided in the applicable pricing supplement, the noteholder may have the right to cause the Company to repay the notes prior to maturity on the dates specified in the pricing supplement. Noteholders desiring to exercise their repayment option must notify the paying agent at least 30 but not more than 60 days prior to the optional repayment date. If no optional repayment date is included in the pricing supplement, the notes will not be repayable at the option of the noteholder prior to maturity.

                                    Interest

General

   Unless otherwise specified in the applicable pricing supplement, each note will bear interest from the date of issue at the rate per annum or, in the case of a floating rate note, pursuant to the Base Rate or interest rate formula, stated therein until the principal thereof is paid or made available for payment. Unless otherwise specified in an applicable pricing supplement, interest payments shall be the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid (or from and including the date of issue if no interest has been paid with respect to a note), to but excluding the Interest Payment Date or Maturity (an "Interest Accrual Period"), as the case may be.

   Interest will be payable in arrears on each date specified in the applicable pricing supplement on which an installment of interest is due and payable (each, an "Interest Payment Date") and at maturity. Interest will be payable to the person in whose name a note is registered at the close of business on the Regular Record Date next preceding each Interest Payment Date; provided, however, that interest payable at maturity will be payable to the person to whom principal shall be payable. Unless otherwise specified in an applicable pricing supplement, if the original issue date of a note is between a Regular Record Date and the related Interest Payment Date, the initial interest payment will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered holder on such next succeeding Regular Record Date. Unless otherwise specified in the applicable pricing supplement, the "Regular Record Date" will be the date 15 calendar days (whether or not a Business Day) immediately preceding the related Interest Payment Date.

   Interest rates offered on the notes may differ depending upon, among other factors, the aggregate principal amount of notes purchased in any single transaction. Notes with different variable terms other than interest rates may also be offered concurrently to different investors. Interest rates or formulas and other terms of notes are subject to change from time to time, but no such change will affect any note previously issued or as to which an offer to purchase has been accepted by us.

Fixed Rate Notes

   Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be payable semiannually on each April 1 and October 1 and at maturity. If any Interest Payment Date or maturity of a fixed rate note falls on a day that is not a Business Day, the related payment of principal, premium, if any, and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or maturity, as the case may be. Unless otherwise specified in an applicable pricing supplement, interest on each fixed rate note will be calculated on the basis of a 360-day year of twelve 30-day months.

Floating Rate Notes

   Unless otherwise specified in an applicable pricing supplement, floating rate notes will be issued as described below. Interest on floating rate notes will be determined by reference to a "Base Rate," which may be one or more of
(a) the Certificate of Deposit Rate; (b) the Commercial Paper Rate; (c) the Federal Funds Rate; (d) LIBOR; (e) the Prime Rate; (f) the Treasury Rate; or
(g) such other Base Rate or interest rate formula as may be set forth in the applicable pricing supplement. In addition, a floating rate note may bear interest by reference to two or more Base Rates determined in the same manner as the Base Rates are determined for the types of notes described above.

   The applicable pricing supplement and the related note will specify the Base Rate or Rates and the Spread and/or Spread Multiplier (each, as defined below), if any, and the maximum or minimum interest rate limitation, if any, applicable to each floating rate note. In addition, the pricing supplement and the applicable note will define or particularize for each floating rate note the following terms (each, as defined below), if applicable: Initial Interest Rate, Index Maturity, Interest Payment Dates, Interest Reset Dates, Interest Reset Period, Regular Record Dates and Calculation Agent (if other than Chase Manhattan Bank and Trust Company).

   The interest rate on each floating rate note will be calculated by reference to the specified Base Rate or two or more specified Base Rates, in either case plus or minus the Spread, if any, and/or multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points to be added to or subtracted from the related Base Rate or Rates applicable to the floating rate note. The "Spread Multiplier" is the percentage of the related Base Rate or Rates applicable to the floating rate note by which such Base Rate or Rates will be multiplied to determine the applicable interest rate on the floating rate note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related Base Rate or Rates is calculated. The Spread, Spread Multiplier, Index Maturity and other variable terms of the floating rate notes are subject to change by the Company from time to time, but no such change will affect any floating rate note previously issued or as to which an offer to purchase has been accepted by the Company.

   Each applicable pricing supplement will specify whether the rate of interest on each floating rate note will be reset daily, weekly, monthly, quarterly, semiannually, annually or such other period (each, an "Interest Reset Period"), and the dates on which such interest rate will be reset (each, an "Interest Reset Date"). Unless otherwise specified in an applicable pricing supplement, the Interest Reset Date will be, in the case of floating rate notes which reset:

   (a) daily, each Business Day;

   (b) weekly, the Wednesday of each week (with the exception of weekly reset Treasury Rate Notes which will reset the Tuesday of each week, except as specified below);

   (c) monthly, the third Wednesday of each month;

   (d) quarterly, the third Wednesday of March, June, September and December of each year;

   (e) semiannually, the third Wednesday of each of the two months specified in the applicable pricing supplement; and

   (f) annually, the third Wednesday of the month specified in the applicable pricing supplement.

   If any Interest Reset Date for any floating rate note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding Business Day, except that in the case of a LIBOR note (or a note for which the interest rate is determined with reference to LIBOR), if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

   The interest rate applicable to each Interest Accrual Period commencing on the Interest Reset Date applicable to such Interest Accrual Period will be the rate determined on the applicable "Interest Determination Date." Unless otherwise specified in an applicable pricing supplement, the Interest Determination Date with respect to the Certificate of Deposit Rate, Commercial Paper Rate, Federal Funds Rate and the Prime Rate will be the second Business Day preceding each Interest Reset Date for the related note; and the Interest Determination Date with respect to LIBOR will be the second London Business
Day preceding each Interest Reset Date for the related note. With respect to the Treasury Rate, unless otherwise specified in an applicable pricing supplement, the Interest Determination Date will be the day of the week in which the Interest Reset Date falls on which Treasury Bills (as defined below) normally would be auctioned (Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if as a result of a legal holiday an auction is held on the Friday of the week preceding the related Interest Reset Date, the related Interest Determination Date shall be such preceding Friday; and provided, further, that if an auction shall fall on any Interest Reset Date, then the related Interest Reset Date shall instead be the first Business Day following such auction. The Interest Determination Date pertaining to a floating rate note, the interest rate of which is determined with reference to two or more Base Rates, will be the latest Business Day which is at least two Business Days prior to the Interest Reset Date for the note on which each Base Rate is determinable. Each Base Rate shall be determined and compared on such date, and the applicable interest rate shall take effect on the related Interest Reset Date.

   A floating rate note may also have either or both of the following: (a) a maximum limit, or ceiling, on the rate of interest which may accrue during any Interest Accrual Period, and (b) a minimum limit, or floor, on the rate of interest which may accrue during any Interest Accrual Period. In addition to any maximum interest rate that may be applicable to any floating rate note pursuant to the above provisions, the interest rate on floating rate notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

   Except as provided below or in the applicable pricing supplement, interest will be payable, in the case of floating rate notes which reset (a) daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement; (b) quarterly, on the third Wednesday of March, June, September and December of each year; (c) semiannually, on the third Wednesday of each of the two months of each year specified in the applicable pricing supplement; and (d) annually, on the third Wednesday of the month specified in the applicable pricing supplement and, in each case, at maturity.

   If any Interest Payment Date (other than at maturity) with respect to a floating rate note falls on a day that is not a Business Day, such Interest Payment Date will be the following Business Day, except that, in the case of a LIBOR note (or a note for which the interest rate is determined with reference to LIBOR), if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. If the maturity of a floating rate note falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such maturity.

   The interest rate in effect with respect to a floating rate note on each day that is not an Interest Reset Date will be the interest rate determined as of the Interest Determination Date pertaining to the immediately preceding Interest Reset Date and the interest rate in effect on any day that is an Interest Reset Date will be the interest rate determined as of the Interest Determination Date pertaining to such Interest Reset Date, subject in either case to any maximum or minimum interest rate limitation referred to above; provided, however, that the interest rate in effect with respect to a floating rate note for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate specified in the applicable pricing supplement and the related note.

   With respect to each floating rate note, accrued interest is calculated by multiplying its face amount by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from the date of issue, or from the last date to which interest has been paid, to the date for which accrued interest is being calculated. Unless otherwise specified in an applicable pricing supplement, the interest factor for each such day is computed by dividing the interest rate applicable to such day by 360, in the case of Certificate of Deposit Rate notes, Commercial Paper Rate notes, Federal Funds Rate notes, LIBOR notes and Prime Rate notes, or by the actual number of days in the year in the case of Treasury Rate notes. Unless otherwise specified in the applicable pricing supplement, the interest factor for notes for which the interest rate is calculated with reference to the lowest of two or more Base Rates will be calculated in each period in the same manner as if only the lowest of the applicable Base Rates applied.

   All percentages resulting from any calculation on floating rate notes will be rounded to the nearest one hundred-thousandth of a percentage point with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or
 .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on floating rate notes will be rounded to the nearest cent (with one-half cent being rounded upward).

   Unless otherwise specified in the applicable pricing supplement, Chase Manhattan Bank and Trust Company will be the "Calculation Agent." Upon the request of the holder of any floating rate note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Reset Date with respect to the floating rate note. Unless otherwise specified in an applicable pricing supplement, the "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if any such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day preceding the applicable Interest Payment Date or the maturity, as the case may be.

   The interest rate in effect with respect to a floating rate note from the date of issue to the first Interest Reset Date (the "Initial Interest Rate") will be specified in the applicable pricing supplement. The interest rate for each subsequent Interest Reset Date will be determined by the Calculation Agent as follows:

   Certificate of Deposit Rate. Certificate of Deposit Rate notes will bear interest at the interest rates (calculated with reference to the Certificate of Deposit Rate and the Spread and/or Spread Multiplier, if any) specified in such Certificate of Deposit Rate notes and in the applicable pricing supplement.

   Unless otherwise specified in the applicable pricing supplement, "Certificate of Deposit Rate" means, with respect to any Interest Determination Date relating to a Certificate of Deposit Rate note or any Interest Determination Date for a floating rate note for which the interest rate is determined with reference to the Certificate of Deposit Rate (a "Certificate of Deposit Rate Interest Determination Date"), the rate on such date for negotiable certificates of deposit having the Index Maturity specified in the applicable pricing supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication ("H.15(519)") under the heading "CDs (Secondary Market)." In the event such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Certificate of Deposit Rate Interest Determination Date, then the Certificate of Deposit Rate will be the rate on such Certificate of Deposit Rate Interest Determination Date for negotiable certificates of deposit of the Index Maturity specified in the applicable pricing supplement as published in H.15 Daily Update (as defined herein) or such other recognized electronic source used for the purposes of displaying such rate ("Composite Quotations") under the heading "CDs (Secondary Market)." If such rate is not published in H.15(519), H.15 Daily Update or Composite Quotations by 3:00 P.M., New York City time, on such Calculation Date, then the Certificate of Deposit Rate on such Certificate of Deposit Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such Certificate of Deposit Rate Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York, New York (which may include one or both of the agents) selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks in the market for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement in an amount that is representative for a single transaction in that market at that time; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Certificate of Deposit Rate in effect for the applicable period will be the Certificate of Deposit Rate in effect on such Certificate of Deposit Rate Interest Determination Date.

   "H.15 Daily Update" means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

   Commercial Paper Rate. Commercial Paper Rate notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in such Commercial Paper Rate notes and in the applicable pricing supplement.

   Unless otherwise specified in the applicable pricing supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Commercial Paper Rate note or any Interest Determination Date for a floating rate note for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as defined below) on such date of the rate for commercial paper having the index Maturity specified in the applicable pricing supplement as published in H.15(519) under the heading "Commercial Paper-Nonfinancial." In the event that such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Commercial Paper Rate Interest Determination Date, then the Commercial Paper Rate will be the Money Market Yield on such Commercial Paper Rate Interest Determination Date of the rate for commercial paper of the Index Maturity specified in the applicable pricing supplement as published in H.15 Daily Update or Composite Quotations under the heading "Commercial Paper-Nonfinancial" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If such rate is not published in H.15(519),
H.15 Daily Update or Composite Quotations by 3:00 P.M., New York City time, on such Calculation Date, then the Commercial Paper Rate will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date, of three leading dealers of commercial paper in New York, New York (which may include one or both of the agents) selected by the Calculation Agent for commercial paper of the specified Index Maturity placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating organization; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate in effect for the applicable period will be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.

   "Money Market Yield" shall be a yield (expressed as a percentage rounded, if necessary, to the nearest one hundred-thousandth of a percentage point) calculated in accordance with the following formula:

          Money Market Yield =    D X 360   X  100
                                -----------
                               360 -- (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal and "M" refers to the actual number of days in the interest period for which interest is being calculated.

   Federal Funds Rate. Federal Funds Rate notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified in such Federal Funds Rate notes and in the applicable pricing supplement.

   Unless otherwise specified in the applicable pricing supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Federal Funds Rate note or any Interest Determination Date for a floating rate note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate of interest on that day for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)," as such rate is displayed on Bridge Telerate, Inc. (or any successor service) on page 120 ("Telerate Page 120"). In the event such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Federal Funds Rate Interest Determination Date, then the Federal Funds Rate will be the rate on such Federal Funds Rate Interest Determination Date as published in H.15 Daily Update or Composite Quotations under the heading "Federal Funds (Effective)." If such rate does not appear on Telerate Page 120 or is not published in H.15(519), H.15 Daily Update or Composite Quotations by 3:00 P.M., New York City time, on such Calculation Date, the Federal Funds Rate on such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by three leading dealers of Federal Funds transactions in New York, New York (which may include one or both of the agents) selected by the Calculation Agent as of 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however, that if the dealers so selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate in effect for the applicable period will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

   LIBOR. LIBOR notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in the LIBOR notes and in the applicable pricing supplement.

   Unless otherwise specified in the applicable pricing supplement, "LIBOR" means the rate determined by the Calculation Agent in accordance with the following provisions:

   (i) With respect to an Interest Determination Date relating to a LIBOR note or any Interest Determination Date for a floating rate note for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be, as specified in the applicable pricing supplement, either: (a) the arithmetic mean of the offered rates for deposits in U.S. dollars having the Index Maturity designated in the applicable pricing supplement, commencing on the second London Business Day immediately following that LIBOR Interest Determination Date, that appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on that LIBOR Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page ("LIBOR Reuters"), or (b) the rate for deposits in U.S. dollars having the Index Maturity designated in the applicable pricing supplement commencing on the second London Business Day immediately following that LIBOR Interest Determination Date, that appears on the Telerate Page 3750 as of 11:00 A.M., London time, on that LIBOR Interest Determination Date ("LIBOR Telerate"). "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks). "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable pricing supplement, LIBOR will be determined as if LIBOR Telerate has been specified. If fewer than two offered rates appear on the Reuters Screen LIBO Page, or if no rate appears on the Telerate Page 3750, as applicable, LIBOR in respect of that LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

   (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear on the Reuters Screen LIBO Page, as specified in (i)
(a) above, or on which no rate appears on Telerate Page 3750, as specified in
(i) (b) above, as applicable, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars having the Index Maturity designated in the applicable pricing supplement are offered at approximately 11:00 A.M., London time, on that LIBOR Interest Determination Date by four major banks in the London interbank market selected by the Calculation Agent ("Reference Banks") to prime banks in the London interbank market commencing on the second London Business Day immediately following that LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than $1 million that is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR in respect of that LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect of that LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on that LIBOR Interest Determination Date by three major banks in the City of New York selected by the Calculation Agent for loans in U.S. dollars to leading European banks having the Index Maturity designated in the applicable pricing supplement commencing on the second London Business Day immediately following that LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than $1 million that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR in effect for the applicable period will be LIBOR in effect on such LIBOR Interest Determination Date.

   Prime Rate. Prime Rate notes will bear interest at the rates (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if
any) specified in such Prime Rate notes and the applicable pricing supplement.

   Unless otherwise specified in the applicable pricing supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Prime Rate note or any floating rate note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan." If such rate is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate will be the rate published in H.15 Daily Update or Composite Quotations. If such rate is not published in H.15(519), H.15 Daily Update or Composite Quotations, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates but more than one such rate appear on the Reuters Screen USPRIME1 Page for such Prime Rate Interest Determination Date, the Prime Rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks (which may include affiliates of the agents) in The City of New York selected by the Calculation Agent. If fewer than two such rates appear on the Reuters Screen USPRIME1 Page, the Prime Rate will be determined by the Calculation Agent on the basis of the rates furnished in The City of New York by three substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least $500 million and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks or trust companies selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

   "Reuters Screen USPRIME1 Page" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

   Treasury Rate. Treasury Rate notes will bear interest at the rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified in such Treasury Rate notes and in the applicable pricing supplement.

   Unless otherwise specified in the applicable pricing supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Treasury Rate note or any Interest Determination Date for a floating rate note for which the interest rate is determined with reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), the rate applicable to the most recent auction of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable pricing supplement, as such rate is published in "AVGE INVEST YIELD" on the display on Bridge Telerate, Inc. (or any successor service) on page 56 ("Telerate Page 56") or page 57 ("Telerate Page 57") or, if not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Treasury Rate Interest Determination Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having the specified Index Maturity are not reported as provided by 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held in a particular week, then the Treasury Rate shall be the rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) on such Treasury Rate Interest Determination Date of Treasury Bills having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market" or, if not yet published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Treasury Rate Interest Determination Date of such Treasury Bills as published in H.15 Daily Update, or Composite Quotations, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market." If such rate is not yet published in H.15(519), H.15 Daily Update or Composite Quotations, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary U.S. government securities dealers (which may include one or both of the agents) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate in effect for the applicable period will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

                         Original Issue Discount Notes

   Notes may be issued at a price less than their stated redemption price at maturity, resulting in the notes being treated as issued with original issue discount for federal income tax purposes. Such discounted notes may currently pay no interest or interest at a rate which at the time of issuance is below market rates and such notes may provide that upon redemption or repayment prior to their stated maturity or upon acceleration of the maturity of such notes, an amount less than the stated principal amount thereof shall become due and payable. If notes are issued with original issue discount, holders of such notes will be required to include the amount of original issue discount in income in accordance with applicable provisions of the Internal Revenue Code of 1986, as amended

(the "Code"), and the Treasury Regulations promulgated thereunder. Special federal income tax and other considerations applicable to any such discounted notes may be described in the applicable pricing supplement.

                                 Indexed Notes

   Notes also may be issued with the principal amount payable at maturity, premium, if any, and/or interest to be paid thereon to be determined with reference to the price or prices of specified commodities or stocks, interest rate indices, interest rate or exchange rate swap indices, the exchange rate of one or more specified currencies (including a composite currency such as the European Currency Unit) relative to an indexed currency, or such other price or exchange rate or other financial index or indices as may be specified in such note ("Indexed Notes"), as set forth in an indexed note supplement. Holders of such notes may receive a principal amount at maturity that is greater than or less than the face amount of the notes depending upon the relative value at maturity of the specified indexed item. Information as to the method for determining the principal payable at maturity and, where applicable, certain historical information with respect to the specified indexed item or items and tax considerations associated with investment in Indexed Notes, will be set forth in the applicable indexed note supplement.

   An investment in notes indexed, as to principal, premium and/or interest, to one or more values of currencies (including exchange rates and swap indices between currencies), commodities or interest rate or other indices entails significant risks that are not associated with similar investments in a conventional fixed-rate debt security. If the interest rate of an Indexed Note is so indexed, it may result in an interest rate that is less than that payable on a conventional fixed-rate debt security issued at the same time, including the possibility that no interest will be paid, and, if the principal of and/or premium amount of such an Indexed Note is so indexed, the principal amount payable in respect thereof may be less than the original purchase price of such Indexed Note if allowed pursuant to the terms thereof, including the possibility that no principal will be paid. The secondary market for Indexed Notes will be affected by a number of factors, independent of the creditworthiness of the Company and the value of the applicable currency, commodity or interest rate index, including the volatility of the applicable currency, commodity or interest rate index, the time remaining to the maturity of such notes, the amount outstanding of such notes and market interest rates. The value of the applicable currency, commodity or interest rate index depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. Additionally, if the formula used to determine the principal, premium or interest payable with respect to Indexed Notes contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity or interest rate index may be increased. The historical experience of the relevant currencies, commodities or interest rate indices should not be taken as an indication of future performance of such currencies, commodities or interest rate indices during the term of any Indexed Note. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in Indexed Notes and the suitability of Indexed Notes in light of their particular circumstances.

   Notwithstanding anything to the contrary contained herein or in the prospectus, for purposes of determining the rights of a holder of a note indexed as to principal in respect of voting for or against amendments to the Indenture and modifications and the waiver of rights thereunder, the principal amount of such Indexed Note shall be deemed to be equal to the face amount thereof upon issuance. The amount of principal payable at maturity will be specified in the applicable pricing supplement.

                                Book-Entry Notes

   Unless otherwise specified in an applicable pricing supplement, upon issuance, all Book-Entry Notes having the same original issue date, stated maturity and otherwise having identical terms and provisions will be represented by a single global security (each, a "Global Security"). Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the depositary. Except as set forth below, a Global Security may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of such successor.

   The Depository Trust Company, New York, New York ("DTC"), will be the initial depositary with respect to the notes. DTC has advised the Company and the agents that it is a limited-purpose trust company organized under the banking laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the agents), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants.

   Upon the issuance of the notes represented by a Global Security, DTC will credit, on its book-entry registration and transfer system, the principal amounts of the notes represented by such Global Security to the accounts of participants. The accounts to be credited will be designated by the agents or underwriters of such book-entry notes, as the case may be. Ownership of beneficial interests in the Global Security will be limited to participants or persons that hold interests through participants. Ownership of beneficial interests in the notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC (with respect to interests of participants in DTC), or by participants in DTC or persons that may hold interests through such participants (with respect to persons other than participants in DTC). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limitations and such laws may impair the ability of holders of the notes to transfer beneficial interests in a Global Security.

   So long as the depositary for a Global Security, or its nominee, is the registered owner of such Global Security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the notes represented by a Global Security will not be entitled to have the notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

   Payments of principal of and interest on the notes will be made by the Company through the Trustee to DTC or its nominee, as the case may be, as the registered owner of a Global Security. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. The Company expects that DTC, upon receipt of any payment of principal or interest in respect of a Global Security, will credit the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in such Global Security as shown on the records of DTC. The Company also expects that payments by participants to owners of beneficial interests in a Global Security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such participants.

   If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 60 days, the Company will issue definitive notes in exchange for the notes represented by such Global Security or Securities. In addition, the Company may at any time and in its sole discretion determine to discontinue use of the Global Security and, in such event, will issue definitive notes in exchange for the notes represented by such Global Security or Securities. Notes so issued will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

   DTC management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

   However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as DTC's direct and indirect participants and third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

   According to DTC, the foregoing information with respect to DTC has been provided to the Industry for information purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

                             UNITED STATES TAXATION

   Set forth below is a summary of certain U.S. federal income tax considerations of importance to holders of the notes. The summary applies to holders who hold the notes as capital assets and not special classes of holders, such as banks, insurance companies, regulated investment companies, dealers in securities or currencies, persons who hold the notes as a hedge against currency risks or who hedge any currency risks of holding the notes, tax-exempt investors or U.S. holders whose functional currency is other than the U.S. dollar. The summary also does not deal with holders of the notes other than original purchasers. The discussion below is based upon the Code and final, temporary and proposed U.S. Treasury Regulations, which are subject to change possibly with retroactive effect. Persons considering the purchase of the notes should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

                    U.S. Tax Considerations for U.S. Holders

General

   Interest on the notes will be taxable to a U.S. holder as ordinary interest income at the time it is accrued or received, depending in part on the U.S. holder's method of accounting for tax purposes.

   As used herein, "U.S. holder" is a holder of a note who is a citizen or resident of the United States, a corporation or partnership (including an entity treated as a corporation or partnership for U.S. tax purposes) or other entity created or organized in or under the laws of the United States or any State thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations provide otherwise), an estate the income of which is subject to U.S. federal income taxation regardless of its source, a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, and any other holder whose ownership of a note is effectively connected with the conduct of a trade or business in the United States. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to such date, that elect to continue to be treated as U.S. persons will also be a U.S. holder. The term "non-U.S. holder" means a holder that is not a U.S. holder.

Original Issue Discount

   General. Notes with a term greater than one year may be issued with original issue discount for federal income tax purposes. Original issue discount is the excess of the "stated redemption price at maturity" of a note over its "issue price." If this excess is less than 0.25% of the note's stated redemption price at maturity multiplied by the number of complete years to its maturity (a "de minimis amount"), the amount of original issue discount is considered to be zero. The "stated redemption price at maturity" of a note is all amounts payable on the note however designated, other than payments of "qualified stated interest." "Issue price" is defined as the first offering price to the public at which a substantial amount of the notes have been sold. "Qualified stated interest" is stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate (a single fixed rate is a rate that takes into account the length of time between payments). If a note has certain interest payment characteristics (e.g., interest holidays, interest payable in additional notes or stepped interest rates), then the note may also be treated as having original issue discount for federal income tax purposes even if such note was issued at an issue price which does not otherwise result in original issue discount.

   Accrual of Original Issue Discount. U.S. holders are required to include original issue discount in income before the receipt of cash attributable to such income regardless of such U.S. holder's method of accounting for tax purposes. The amount of original issue discount includible in income by the initial U.S. holder of a note is the sum of the daily portions of original issue discount which accrues under a constant yield method with respect to such note for each day during the accrual period or portion of the accrual period in which such U.S. holder held such note. The amount of original issue discount which accrues in an accrual period is an amount equal to the excess (if any) of
(a) the product of the note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the end of each accrual period and appropriately adjusted to take into account the length of the particular accrual period), over (b) the sum of the qualified stated interest payments, if any, allocable to the accrual period. The daily portion of original issue discount is determined by allocating to each day in any accrual period a ratable portion of the increase during such accrual period in the note's "adjusted issue price." The "adjusted issue price" of a note at the beginning of any accrual period is the sum of the issue price of such note plus the original issue discount allocable to all prior accrual periods reduced by payments on the note other than qualified stated interest. An "accrual period" may be of any length and the accrual periods may even vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the last day of an accrual period. Under these rules, U.S. holders will generally have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

Floating Rate Notes

   The floating rate notes are treated as either "variable rate debt instruments" or contingent notes. The Treasury regulations provide special rules for determining the amount and accrual of qualified stated interest and original issue discount on a floating rate note. A floating rate note will qualify as a variable rate debt instrument if (a) its issue price does not exceed the total noncontingent principal payments due under such floating rate note by more than a specified de minimis amount, (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more "qualified floating rates," (ii) a single fixed rate and one or more qualified floating rates, (iii) a single "objective rate," or (iv) a single fixed rate and a single objective rate that is a "qualified inverse floating rate," as such terms are defined under the Treasury regulations, (c) it provides that a qualified floating rate or objective rate in effect at any time during its term is set at a current value of that rate, as such terms are defined in the regulations, (d) except as provided under (a) above, it does not provide for any contingent principal payments, and (e) if the floating rate is subject to one or more restrictions (e.g., a cap or a floor), those restrictions last throughout the term of the note and are not reasonably expected as of the issue date to cause the yield on the floating rate note to differ significantly from the expected yield determined without the restriction. A variable rate is a "qualified floating rate" if variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the note is denominated. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and which is based upon objective financial or economic information. A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The definitions of such terms and their application, if any, to a particular floating rate note will be described in the related pricing supplement.

   If a floating rate note that qualifies as a variable rate debt instrument provides for stated interest at a single qualified floating rate or a single objective rate and the interest is unconditionally payable in cash or property (other than debt instruments of the Company) at least annually, then all such stated interest will constitute qualified stated interest, and will be taxable to the U.S. holder as ordinary interest income at the time it is accrued or received, depending on such U.S. holder's method of accounting for tax purposes. Thus, such a floating rate note generally will not be treated as having original issue discount unless its stated principal amount exceeds its issue price by more than a specified de minimis amount. The amount of qualified stated interest and original issue discount, if any, that accrues during an accrual period is determined under the rules applicable to fixed rate debt instruments described above by assuming that the variable rate is a fixed rate equal to (a) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate, or qualified inverse floating rate, or (b) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the debt instrument. Moreover, the amount of qualified stated interest allocable to an accrual period will be increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period as determined under the rules described in this paragraph.

   In general, any other floating rate note that qualifies as a variable rate debt instrument generally will be converted into an "equivalent fixed rate debt instrument," and the amount and accrual of qualified stated interest and original issue discount on such floating rate note are then determined by applying the general original issue discount rules. The method for converting such a floating rate note to a fixed rate instrument will depend on its characteristics. Such a floating rate note providing for a qualified floating rate or a qualified inverse floating rate is converted by substituting a fixed rate (the "equivalent" fixed rate) equal to the value of the qualified floating rate or qualified inverse floating rate as of such floating rate note's issue date. Such a floating rate note providing for an objective rate (other than a qualified inverse floating rate) is converted by substituting an equivalent fixed rate that reflects the yield that is reasonably expected on such floating rate note. In the case of a floating rate note that qualifies as a variable rate debt instrument and provides for stated interest at either one or more qualified floating rates or a qualified inverse floating rate and additionally provides for stated interest at a single fixed rate, the fixed rate is converted into a qualified floating rate (or a qualified inverse floating rate if such floating rate note provides for a qualified inverse floating rate). The qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the variable rate debt instrument as of the variable rate debt instrument's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate. Such a floating rate note is then converted into an "equivalent fixed rate debt instrument" as described above. Once the floating rate note is converted into an "equivalent fixed rate debt instrument" pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, will be determined for the "equivalent fixed rate debt instrument" by applying to it the general original issue discount rules, and U.S. holders of a floating rate note will account for such original issue discount and qualified stated interest as if they held the "equivalent fixed rate debt instrument." For each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent fixed rate debt instrument" in the event that such amounts differ from the actual amount of interest accrued or paid on the floating rate note during the accrual period.

   If a floating rate note does not qualify as a "variable rate debt instrument" under the original issue discount regulations, it will be treated as a contingent note (as defined below). The applications of these rules to a particular floating rate note will be described in the related pricing supplement.

Contingent Notes

   Notes may be issued under circumstances in which the amount and/or timing of interest and principal on the notes is subject to a contingency ("contingent notes"). For example, the Company may issue indexed notes under which interest and/or principal is determined by reference to multiple formulae based on the values of specified stocks, commodities, foreign currencies or other personal property. If a floating rate note does not qualify as a variable rate debt instrument under the regulations, then the floating rate note would be treated as a contingent note for tax purposes. With some exceptions, the amount of interest that will accrue on such contingent notes in each accrual period will be determined under the "noncontingent bond method." For each issue of contingent notes, the noncontingent bond method requires the issuer to determine a comparable yield, a projected payment schedule, the daily portions of interest accruing in each accrual period, and then to make appropriate adjustments for any differences between projected and actual contingent payments made to holders of contingent notes. The proper U.S. federal income tax treatment of a contingent note will be described in the related pricing supplement.

Notes with Put and/or Call Options

   Certain notes (i) may be redeemable at the option of the Company prior to their stated maturity (i.e., a "call option"), and /or (ii) may be repayable at the option of the holder prior to their stated maturity (i.e., a "put option"). Notes containing such features may be subject to special rules. The application, if any, of these rules will be described in the related pricing supplement.

Acquisition Discount on Short Term Notes

   Notes that have a fixed maturity of one year or less ("short-term notes") may be issued with acquisition discount. U.S. holders who are accrual basis taxpayers, cash basis taxpayers making an appropriate election under the Code and taxpayers in certain specified classes will be required to include acquisition discount in income currently in an amount and manner similar to that applicable to original issue discount. Individuals and non-electing cash basis taxpayers holding short-term notes are not required to include accrued acquisition discount in income until the cash payments attributable to such discount are received, which payments will be treated as ordinary income. A U.S. holder who does not recognize acquisition discount currently will be required to recognize ordinary income on the sale, exchange or retirement of the short-term note to the extent of accrued acquisition discount, and may be subject to limitations on the deductibility of interest on indebtedness incurred to purchase or carry such notes.

Market Discount and Premium

   If a U.S. holder purchases a note that was not issued with original issue discount, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of a note that was issued with original issue discount, its adjusted issue price as of the purchase date, the amount of the difference will be treated as a "market discount." If the market discount exceeds a de minimis amount, any gain on the sale, exchange or retirement of the note is treated as ordinary interest income at the time of the disposition to the extent of the accrued market discount, unless the U.S. holder elects to accrue market discount in income on a current basis. In addition, a U.S. holder is required to defer deductions until maturity of the note or its earlier disposition for a portion of such holder's interest expense on any indebtedness incurred to purchase or carry such note. Market discount is normally accrued on a straight-line basis, but a holder may elect to use a constant yield method.

   If a U.S. holder acquires a note issued with original issue discount for an amount above the adjusted issue price, such U.S. holder may be considered to have purchased the note at an "acquisition premium." The amount of original issue discount which such holder must otherwise include in its gross income with respect to the note for any taxable year (or portion thereof in which the holder holds the note) will be reduced (but not below zero) by the portion of acquisition premium properly allocable to such period.

   A U.S. holder of a note whose tax basis immediately after its acquisition by the holder exceeds the sum of all amounts payable on the note after the acquisition date other than qualified stated interest shall be considered to have purchased such note with "bond premium" equal in amount to such excess. The U.S. holder may elect to amortize the bond premium by offsetting it against qualified stated interest income. The offset will be calculated for each accrual period using constant yield principles, but the offset for an accrual period will be taken into account only when the U.S. holder takes the corresponding qualified stated interest income into consideration. In case the amount of bond premium available for offset is greater than the corresponding amount of qualified stated interest, the excess bond premium will carry forward to future accrual periods. In the case of floating rate notes acquired with bond premium and treated as "variable rate debt instruments," the bond premium and its allocation among the accrual periods will be determined by reference to the "equivalent fixed rate debt instrument" to be constructed as of the date of acquisition of such floating rate notes.

Election to Treat all Interest and Premium as Original Issue Discount

   U.S. holders utilizing the accrual method of accounting may generally elect to include all interest and discount (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium on a debt instrument) in income by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

Disposition or Repayment of a Note

   U.S. holders of notes recognize gain or loss on the sale, redemption, exchange or other disposition of a note. This gain or loss is measured by the difference between the amount realized (except to the extent attributable to accrued interest) and the U.S. holder's adjusted tax basis in the note. A U.S. holder's adjusted tax basis for determining gain or loss on a sale or disposition of a note generally will be such holder's cost increased by any amounts included in income, other than qualified stated interest, and reduced by any amortized premium and cash received other than qualified stated interest. Gain or loss on the sale, exchange or redemption of a note generally will be capital gain or loss (and will be long-term capital gain or loss if the note was held for more than one year), except to the extent that gain represents accrued market or acquisition discount not previously included in the U.S. holder's income. Non-corporate taxpayers are subject to reduced maximum rates on long-term capital gains and are generally subject to tax at ordinary income rates on short-term capital gains. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors concerning these tax law provisions.

Foreign Currency Notes

   Notes may be denominated in, or interest or principal on the notes may be determined by reference to, a foreign currency or foreign currency unit (e.g., the ECU) ("foreign currency notes"). Original issue discount for any accrual period on a foreign currency note is determined under special rules. The application of these rules will be described in an applicable pricing supplement.

                  U.S. Tax Considerations for Foreign Holders

   Set forth below is a summary of certain U.S. federal income tax consequences for non-U.S. holders of the notes.

   Assuming certain certification requirements are satisfied (which generally can be satisfied by providing Internal Revenue Service Form W-8 (or substantially similar form), identifying the beneficial owner of the instrument as a non-U.S. person and disclosing the non-U.S. holder's name and address), under current U.S. federal income and estate tax laws:

     (i) Payments of principal and interest (including original issue discount) on a note to a non-U.S. holder will not be subject to U.S. federal income tax or withholding tax, provided that, in the case of interest and original issue discount, (a) the payments are not effectively connected with a U.S. trade or business, (b) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (c) the holder is not a controlled foreign corporation related to the Company through stock ownership, and (d) the holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business;

     (ii) A non-U.S. holder of a note will not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of a note if (a) such gain is not effectively connected with a U.S. trade or business, (b) in the case of a non-U.S. holder who is an individual, such holder is not present in the United States for a total of 183 days or more during the taxable year in which such gain is realized and (c) either (1) such individual's "tax home" for United States federal income tax purposes is in the United States, or (2) the gain is attributable to an office or other fixed place of business maintained in the United States by such individual; and

     (iii) A note held by an individual who at the time of death is not a citizen or resident of the United States (as determined for United States estate tax purposes) will not be subject to U.S. federal estate tax as a result of such individual's death, unless (a) the individual actually or constructively owns 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the interest received on such note is effectively connected with the conduct by such holder of a U.S. trade or business, or (c) such note provided for the payment of certain contingent interest.

                  Backup Withholding and Information Reporting

   Under current United States federal income tax law, a 31% backup withholding tax and information reporting requirements apply to certain interest and principal payments made to, and to the proceeds of sales before maturity by, certain noncorporate United States holders. Backup withholding will apply only if (i) such holders fail to supply their taxpayer identification number ("TIN"), (ii) the Company is notified by the Internal Revenue Service that such United States holders furnished an incorrect TIN, (iii) the Company is notified by the Internal Revenue Service that such United States holders have failed to properly report payments of interest and dividends, or (iv) such United States holders fail to certify, under penalty of perjury, that they have furnished a correct TIN and have not been notified by the Internal Revenue Service that they are subject to backup withholding for failure to report interest and dividend payments.

   Under current Treasury Regulations, backup withholding and information reporting will not apply to payments on notes made outside the United States (other than payments made to an address in the United States or by transfer to an account maintained by the holder with a bank in the United States) by the Company or any paying agent thereof to a Non-United States holder of a note provided that neither the Company nor any such paying agent has actual knowledge that the holder is a United States person for purposes of such backup withholding tax and information reporting requirements. In addition, if such principal or interest is paid to the beneficial owner of a note by a foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if a foreign office of a foreign "broker" (as defined in applicable Treasury Regulations) pays the proceeds of the sale of a note to the seller thereof, backup withholding and information reporting will not apply to such payment (provided that such nominee, custodian, agent or broker derives less than 50% of its gross income for certain periods from the conduct of a trade or business in the United States and is not a controlled foreign corporation). Principal and interest so paid by a foreign office of other custodians, nominees or agents, or the payment by a foreign office of other brokers of the proceeds of the sale of a note will not be subject to backup withholding, but will be subject to information reporting unless the custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a United States person for purposes of such backup withholding and information reporting requirements and certain conditions are met, or the beneficial owner otherwise establishes an exemption. Principal and interest so paid by the United States office of a custodian, nominee or agent, or the payment of the proceeds of sale of a note by the United States office of a broker, is subject to both backup withholding and information reporting unless the beneficial owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

   Treasury Regulations issued on October 6, 1997 (the "Withholding Regulations") would modify certain of the rules discussed above generally with respect to payments on the notes made after December 31, 1999. For payments made after December 31, 1999, the Withholding Regulations provide that to the extent a non-United States holder provides the appropriate certification as to such holder's status as a foreign person, the backup withholding provisions and information reporting provisions generally will not apply. A payor may rely on a certification provided by a non-United States holder provided that such payor does not have actual knowledge or a reason to know that any information or certification stated in such certificate is unreliable.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

   The Company and Goldman, Sachs & Co. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Agents") have entered into a distribution agreement with respect to the notes. Subject to certain conditions, the Agents have agreed to use their reasonable efforts to solicit purchases of the notes. The Company has the right to accept offers to purchase notes and may reject any proposed purchase of the notes. The Agents may also reject any offer to purchase notes. The Company will pay the Agents a commission on any notes sold through the Agents. The commission will range from 0.125% to 0.750% of the principal amount of the notes, depending on the maturity of the notes.

   The Company may also sell notes to the Agents who will purchase the notes as principals for their own accounts. Any such sale will be made at a discount equal to the agent commissions set forth on the cover page hereof if no other discount is agreed. Any notes the Agents purchase as principal may be resold at the market price or at other prices determined by the Agents at the time of resale. The Company may also sell notes directly on its own behalf. No commissions will be paid on notes sold directly by the Company.

   The Agents may resell any notes they purchase to other brokers or dealers at a discount which may include all or part of the discount the Agents received from the Company. The Agents will purchase the notes at a price equal to 100% of the principal amount less a discount. Unless otherwise stated the discount will equal the applicable commission on an agency sale of notes of the same maturity. If all the notes are not sold at the initial offering price, the Agents may change the offering price and the other selling terms.

   The Agents, whether acting as agents or principals, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. The Company has agreed to indemnify the several Agents against certain liabilities, including liabilities under the Securities Act of 1933.

   The Agents may sell to dealers who may resell to investors and the Agents may pay all or part of the discount or commission they receive from the Company to the dealers. Such dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933.

   The notes are a new issue of securities with no established trading market and will not be listed on a securities exchange. No assurance can be given as to the liquidity of the trading market for the notes.

   In connection with the offering, the Agents may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Agents of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

   The Agents also may impose a penalty bid. This occurs when a particular agent repays to the Agents a portion of the discount received by it because the representatives have repurchased notes sold by or for the account of such agent in stabilizing or short covering transactions.

   These activities may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Agents at any time. These transactions may be effected in the over-the-counter market or otherwise.

   The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $800,000.

   Unless otherwise indicated in the applicable pricing supplement, the purchase price of the notes will be required to be paid in immediately available funds in The City of New York.

   Goldman, Sachs & Co. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.

                 Subject to Completion, dated January 15, 1999

PROSPECTUS
----------
                       Nationwide Health Properties, Inc.

                                Debt Securities

                               ----------------

   The Company may periodically issue up to $500,000,000 of its senior unsecured debt securities. The terms of the debt securities and distribution arrangements will be included in prospectus supplements and pricing supplements.

       The Debt Securities--

       .will be in one or more series;

      . will be offered in amounts, at prices and on terms to be agreed upon by the Company and the purchasers;

      . will be issued in amounts, with maturities, interest rates and offering prices set forth in a prospectus supplement; and

      . will be sold by the Company through agents or to or through underwriters or dealers.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

   This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a prospectus supplement.

                               ----------------

                The date of this Prospectus is January   , 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

   The Company files with the Securities and Exchange Commission (the "SEC") annual, quarterly and other reports, proxy statements and other information. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, DC 20549 and in New York, New York and Chicago, Illinois. For further information on the public reference rooms you can call the SEC at 1-800-SEC-0330. Our SEC filings are also available at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. In addition, the Company's SEC filings are available to the public at the SEC's web site at: http://www.sec.gov.

   The Company has filed with the SEC a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended. This prospectus and the accompanying prospectus supplement do not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the SEC's rules. You may read or obtain copies of the complete Registration Statement in the manner described above, including the SEC's web site.

   The SEC allows us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to other documents filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and may supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the notes have been sold:

    . Annual Report on Form 10-K for the fiscal year ended December 31,
      1997;

    . Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998,
      June 30, 1998 and September 30, 1998; and

    . Current Reports on Form 8-K, filed with the Commission on April 30,
      1998, October 8, 1998 and October 16, 1998.

   You may request a copy of these filings, at no cost, by writing or calling us at the following address:

     Nationwide Health Properties, Inc.
     610 Newport Center Drive, Suite 1150
     Newport Beach, California 92660
     Attention: Mark L. Desmond
     Telephone number: (949) 718-4400

   You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these debt securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                  THE COMPANY

   Nationwide Health Properties, Inc., a Maryland corporation organized in October 1985 (the "Company"), is a real estate investment trust ("REIT") which invests primarily in health care related facilities and provides financing to health care providers. As of September 30, 1998, the Company had investments in 337 facilities located in 33 states. The facilities include 198 skilled nursing facilities, 104 assisted living facilities, 14 continuing care retirement communities, 16 residential care facilities for the elderly, two rehabilitation hospitals and three medical clinics. The facilities are operated by 60 different operators, including the following publicly traded companies:
Alternative Living Services, Inc., American Retirement Corporation, ARV Assisted Living, Inc., Assisted Living Concepts, Inc., Beverly Enterprises, Inc., Extendicare Health Services, Inc., Harborside Healthcare Corporation, HEALTHSOUTH Corporation, Integrated Health Services, Inc., Lexington Healthcare Group, Inc., Mariner Post-Acute Network, Inc., NewCare Health Corporation, Res-Care, Inc., Sun Healthcare Group, Inc. and UNISON HealthCare Corporation. Of the operators of the facilities, only Alternative Living Services, Inc. and Beverly Enterprises, Inc. account for more than 10% of the Company's revenues. They accounted for 12% and 15%, respectively, of the Company's total revenues for the nine months ended September 30, 1998.

   As of September 30, 1998, the Company had direct ownership of 154 skilled nursing facilities, 96 assisted living facilities, nine continuing care retirement communities, 16 residential care facilities for the elderly, two rehabilitation hospitals and three medical clinics. All of the Company's owned facilities are leased under "net" leases, which are accounted for as operating leases.

   The leases have initial terms ranging from 9 to 19 years, and the leases generally have two or more multiple-year renewal options. The Company earns fixed monthly minimum rents and may earn periodic additional rents. The additional rent payments are generally computed as a percentage of facility net patient revenues in excess of base amounts or as a percentage of the increase in the consumer price index. Additional rents are generally calculated and payable monthly or quarterly. Most leases contain provisions such that total rent cannot decrease from one year to the next. Most leases contain cross collateralization and cross default provisions tied to other leases with the same lessee, as well as grouped lease renewals and grouped purchase options. Obligations under the leases have corporate guarantees, and leases covering 176 facilities are backed by irrevocable letters of credit or security deposits which cover one to 12 months of monthly minimum rents. Under the terms of the leases, the lessee is responsible for all maintenance, repairs, taxes and insurance on the leased properties.

   As of September 30, 1998, the Company held 34 mortgage loans secured by 44 skilled nursing care facilities, eight assisted living facilities and five continuing care retirement communities. As of September 30, 1998, the mortgage loans had a net book value of approximately $208,094,000 with individual outstanding balances ranging from approximately $571,000 to $21,500,000 and maturities ranging from 1999 to 2031.

   The Company anticipates providing lease or mortgage financing for health care facilities to qualified operators and acquiring additional health care related facilities, including skilled nursing facilities, assisted living facilities, acute care hospitals and medical office buildings. Financing for such future investments may be provided by borrowings under the Company's bank line of credit, private placements or public offerings of debt or equity, and the assumption of secured indebtedness.

   The Company believes that it has operated in such a manner as to qualify for taxation as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with its taxable year ending December 31, 1985, and the Company intends to continue to operate in such a manner. If the Company qualifies for taxation as a REIT, it will generally not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (e.g., at the corporate and stockholder levels) that generally results from investment in stock of a corporation. Among the requirements for taxation as a REIT, the Company is required to distribute substantially all of its taxable income (determined without regard to capital gains) each year. Failure to do so may cause the Company to fail to qualify for taxation as a REIT.

   The Company's principal executive offices are located at 610 Newport Center Drive, Suite 1150, Newport Beach, California 92660, and its telephone number is
(949) 718-4400.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

   The following selected consolidated financial information of the Company for each of the three years in the period ended December 31, 1997 is derived from the Company's 1997, 1996 and 1995 Annual Reports on Form 10-K. The selected consolidated financial information for the periods ended September 30, 1998 and September 30, 1997 is derived from the Company's Quarterly Reports on Form 10-Q for the periods ended September 30, 1998 and 1997. The Company's consolidated financial statements in the 1997 Annual Report on Form 10-K have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports incorporated by reference herein. The Company's consolidated financial statements in the 1996 and 1995 Annual Reports on Form 10-K have been audited by Arthur Andersen LLP, independent public accountants, but are not included or incorporated by reference herein. The selected consolidated financial information set forth below should be read in conjunction with the detailed information, consolidated financial statements and related notes and applicable "Management's Discussion and Analysis" included in the 1997 Annual Report on Form 10-K and the Quarterly Report on Form 10-Q for the period ended September 30, 1998.

                                                          Nine Months Ended
                            Year Ended December 31,         September 30,
                          ----------------------------- ----------------------
                             1997       1996     1995      1998        1997
                          ----------  -------- -------- ----------  ----------
                                            (in thousands)
Revenues:
  Minimum rent........... $   79,587  $ 66,536 $ 54,504 $   75,536  $   56,623
  Interest and other
   income................     22,454    17,104   14,759     17,009      15,986
  Additional rent and
   additional interest...     13,664    12,136   11,776     11,729      10,187
                          ----------  -------- -------- ----------  ----------
                             115,705    95,776   81,039    104,274      82,796
Expenses:
  Depreciation and non-
   cash charges..........     19,825    16,723   13,885     20,035      14,001
  Interest and
   amortization of
   deferred financing
   costs.................     28,899    20,797   14,628     26,745      20,639
  General and
   administrative........      3,993     3,312    3,144      3,453       2,774
                          ----------  -------- -------- ----------  ----------
                              52,717    40,832   31,657     50,233      37,414
                          ----------  -------- -------- ----------  ----------
Income before gain on
 sale of facilities......     62,988    54,944   49,382     54,041      45,382
Gain on sale of
 facilities..............        829        --      989      2,321         829
                          ----------  -------- -------- ----------  ----------
Net income...............     63,817    54,944   50,371     56,362      46,211
Preferred stock
 dividends...............     (1,962)       --       --     (5,758)        (43)
                          ----------  -------- -------- ----------  ----------
Net income available to
 common stockholders..... $   61,855  $ 54,944 $ 53,371 $   50,604  $   46,168
                          ==========  ======== ======== ==========  ==========
Financial Position (at
 end of period):
  Total assets........... $1,077,394  $744,984 $670,111 $1,295,558  $1,053,330
  Bank borrowings........     19,600    32,300   93,900     30,400          --
  Senior notes due 2000-
   2038..................    355,000   190,000  100,000    480,150     355,000
  Convertible
   debentures............     64,512    64,920   65,000     57,456      64,534
  Notes and bonds
   payable...............     58,297     9,229   23,364     66,584      48,908
  Stockholders' equity...    553,046   428,588  371,822    613,379     554,052

                       RATIO OF EARNINGS TO FIXED CHARGES

   The Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

                                                                    Nine Months
                                                                       Ended
                                          Year Ended December 31,  September 30,
                                          ------------------------ -------------
                                          1993 1994 1995 1996 1997     1998
                                          ---- ---- ---- ---- ----     ----
     Ratio............................... 7.63 5.52 4.44 3.64 3.03     3.22

   For current information on the Ratio of Earnings to Fixed Charges, please see our most recent Form 10-K and 10-Q. See "Where You Can Find More Information."

                                USE OF PROCEEDS

   Unless otherwise specified in the prospectus supplement which accompanies this prospectus, the net proceeds from the sale of the Debt Securities offered from time to time hereby will be used for general corporate purposes, including the repayment of short term bank lines of credit and investments in health care related facilities. The Company uses its existing revolving bank credit facility primarily to provide short term financing for the acquisitions of health care related facilities. To the extent that the Company has amounts outstanding under the credit facility at the time it issues Debt Securities, it is currently required to use the proceeds of such issuance to repay amounts outstanding under the credit facility.

                         DESCRIPTION OF DEBT SECURITIES

   The Debt Securities may be issued from time to time as a single series or in two or more separate series. The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any prospectus supplement may relate. The particular terms of the Debt Securities offered by any prospectus supplement (the "Offered Debt Securities"), and the extent to which such general provisions may apply to the Offered Debt Securities, will be described in a prospectus supplement relating to such Offered Debt Securities.

   The Debt Securities will be issued under an indenture, dated as of January 13, 1999, as such indenture may be amended from time to time (the "Indenture"), between the Company and Chase Manhattan Bank and Trust Company, as trustee (the "Trustee"). The terms of the Debt Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and holders of the Debt Securities are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Debt Securities and of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, a copy of which has been filed as an exhibit to the Registration Statement of which this prospectus is a part. Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

General

   The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder, and Debt Securities may be issued thereunder from time to time as a single series or in two or more separate series up to the aggregate principal amount from time to time authorized by the Company for each series. As of the date of this prospectus, the Company has authorized the issuance under the Indenture of up to $500,000,000 aggregate initial offering price of Debt Securities, of which none has been issued.

   The Debt Securities will be unsecured general obligations of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

   The applicable prospectus supplement or prospectus supplements will describe the terms of the Offered Debt Securities, including: (i) the aggregate principal amount and denominations of such Debt Securities; (ii) the date on which such Debt Securities will mature; (iii) the date or dates on which the principal of such Debt Securities is payable, if other than on maturity, or the method of determination thereof; (iv) the rate or rates per annum (which may be fixed or variable), or formula for determining such rate or rates, at which such Debt Securities will bear interest, if any; (v) the dates on which such interest, if any, will be payable; (vi) the Place of Payment or transfer with respect to such Debt Securities; (vii) the provisions for redemption or repayment of such Debt Securities, if any, including the redemption and/or repayment price or prices and any remarketing arrangements relating thereto;
(viii) the sinking fund requirements or similar provisions, if any, with respect to such Debt Securities; (ix) whether such Debt Securities are denominated or provide for payment in United States dollars or a foreign currency or units of two or more currencies; (x) the form (registered or bearer or both) in which such Debt Securities may be issued and the terms applicable to the exchange of one form for another and any restrictions on the offer, sale and delivery of Debt Securities in either form; (xi) if the Company will pay additional amounts ("Additional Amounts") in respect of Debt Securities held by a person who is not a U.S. person in respect of specified taxes, assessments or other governmental charges, under what circumstances the Company will pay such Additional Amounts and whether the Company has the option to redeem the affected Debt Securities rather than pay such Additional Amounts; (xii) whether such Debt Securities will be issued in whole or in part in the form of one or more global securities and, in such case, the Depositary for such global securities; (xiii) the title of such Debt Securities and the series of which such Debt Securities shall be a part; and (xiv) any other terms of such Debt Securities. Reference is made to the prospectus supplement for the terms of the Debt Securities being offered thereby. The variable terms of the Debt Securities are subject to change from time to time, but no such change will affect any Debt Security already issued or as to which an offer to purchase has been accepted by the Company.

   The provisions of the Indenture described above provide the Company with the ability, in addition to the ability to issue Debt Securities with terms different from those of Debt Securities previously issued, to "reopen" a previous issue or a series of Debt Securities and issue additional Debt Securities of such issue or series.

   Unless otherwise indicated in a pricing supplement, the covenants contained in the Indenture would not necessarily afford holders of Debt Securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders.

Payment and Paying Agents

   Unless otherwise indicated in an applicable prospectus supplement, payment of principal of and premium and interest, if any, on Debt Securities will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made (i) by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the person entitled thereto as specified in the Security Register. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on Debt Securities will be made to the person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest.

   Unless otherwise indicated in an applicable prospectus supplement, the Trustee, acting through its Corporate Trust Office, will be designated as the Company's sole Paying Agent for payments with respect to Debt Securities of such series. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for such series. All monies paid by the Company to a Paying Agent for the payment of principal of or premium or interest, if any, on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company, and the holder of such Debt Security or any coupon will thereafter look only to the Company for payment thereof.

Global Securities

   The Debt Securities of a series may be issued in whole or in part in global form. A Debt Security in global form will be deposited with, or on behalf of, a Depositary, which will be identified in an applicable prospectus supplement. A global Debt Security may be issued in either registered or bearer form and in either temporary or permanent form. A Debt Security in global form may not be transferred except as a whole by the Depositary for such Debt Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary, or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. If any Debt Securities of a series are issuable in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any such global Debt Security may exchange such interests for definitive Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of, premium and interest, if any, on any such global Debt Security and the material terms of the depositary arrangement with respect to any such global Debt Security.

Certain Covenants

   The Debt Securities will not be secured by mortgage, pledge or other lien. The Company will covenant in the Indenture not to pledge or otherwise subject to any lien any property or assets of the Company unless the Debt Securities are secured by such pledge or lien equally and ratably with all other obligations secured thereby so long as such obligations shall be so secured; provided, however, that such covenant will not apply to liens securing obligations which do not in the aggregate at any one time outstanding exceed 10% of Consolidated Net Tangible Assets (as defined below) of the Company and its consolidated subsidiaries and will not apply to:

     (1) Any lien or charge on any property, tangible or intangible, real or personal, existing at the time of acquisition or construction of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase or construction price thereof or to secure any indebtedness incurred prior to, at the time of, or within one year after, the acquisition or completion of construction thereof for the purpose of financing all or any part of the purchase or construction price thereof;

     (2) Any liens securing the performance of any contract or undertaking of the Company not directly or indirectly in connection with the borrowing of money, obtaining of advances or credit or the securing of debts, if made and continuing in the ordinary course of business;

     (3) Any lien to secure nonrecourse obligations in connection with the Company's engaging in leveraged or single investor lease transactions;

     (4) Any lien in favor of the United States or any state thereof or the District of Columbia, or any agency, department or other instrumentality thereof, to secure progress, advance, or other payments pursuant to any contract or provision of any statute;

     (5) Mechanics', materialmen's, carriers', or other like liens arising in the ordinary course of business (including construction of facilities) in respect of obligations which are not due or which are being contested in good faith;

     (6) Any lien arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulations, which is required by law or governmental regulation as a condition to the transaction of any business, or the exercise of any privilege, franchise or license;

     (7) Any liens for taxes, assessments or governmental charges or levies not yet delinquent, or liens for taxes, assessments or governmental charges or levies already delinquent but the validity of which is being contested in good faith;

     (8) Liens (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and in the case of judgment liens, execution thereof is stayed;

     (9) Liens relating to secured indebtedness of the Company outstanding on December 31, 1998; and

     (10) Any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any lien referred to in the foregoing clauses (1) to (9) inclusive; provided, however, that the amount of any and all obligations and indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property).

   "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) less (i) all current liabilities and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles of the Company and its consolidated subsidiaries, all as set forth on the most recent balance sheet of the Company and its consolidated subsidiaries prepared in accordance with generally accepted accounting principles.

   The Company also covenants in the Indenture that it will not create, assume, incur, or otherwise become liable in respect of, any

     (a) Senior Debt (as defined below) unless the aggregate outstanding principal amount of Senior Debt of the Company will not, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, exceed the greater of (i) 150% of Capital Base (as defined below), or (ii) 225% of Tangible Net Worth (as defined below); and

     (b) Non-Recourse Debt (as defined below) unless the aggregate outstanding principal amount of Senior Debt and Non-Recourse Debt of the Company will not, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, exceed 225% of Capital Base.

   For the purposes of this limitation as to borrowing money, "Senior Debt" means all Debt other than Non-Recourse Debt and Subordinated Debt; "Debt," with respect to any person, means (i) its indebtedness, secured or unsecured, for borrowed money; (ii) Liabilities secured by any existing lien on property owned by such person; (iii) Capital Lease Obligations, and the present value of all payments due under any arrangement for retention of title (discounted at a rate per annum equal to the average interest borne by all outstanding Debt Securities determined on a weighted average basis and compounded semi-annually) if such arrangement is in substance an installment purchase or an arrangement for the retention of title for security purposes; and (iv) guarantees of obligations of the character specified in the foregoing clauses (i), (ii) and (iii), to the full extent of the liability of the guarantor (discounted to the present value, as provided in the foregoing clause (iii), in the case of guarantees of title retention arrangements); "Capital Lease" means at any time any lease of property, real or personal, which, in accordance with generally accepted accounting principles, would at such time be required to be capitalized on a balance sheet of the lessee; "Capital Lease Obligation" means at any time the amount of the liability in respect of a Capital Lease which, in accordance with generally accepted accounting principles, would at such time be required to be capitalized on a balance sheet of the lessee; "Non-Recourse Debt" with respect to any person, means any Debt secured by, and only by, property on or with respect to which such Debt is incurred where the rights and remedies of the holder of such Debt in the event of default do not extend to assets other than the property constituting security therefor; "Subordinated Debt" means unsecured Debt of the Company which is issued or assumed pursuant to, or evidenced by, an indenture or other instrument which contains provisions for the subordination of such Debt (to which appropriate reference shall be made in the instruments evidencing such Debt if not contained therein) to the Debt Securities (and, at the option of the Company, if so provided, to other Debt of the Company, either generally or as specifically designated); "Capital Base" means, at any date, the sum of Tangible Net Worth and Subordinated Debt; "Tangible Net Worth" means, at any date, the net book value (after deducting related depreciation, obsolescence, amortization, valuation and other proper reserves) of the Tangible Assets of the Company at such date minus the amount of its Liabilities at such date; "Tangible Assets" means all assets of the Company (including assets held subject to Capital Leases, conditional sale agreements or other arrangements pursuant to which title to property has been retained by or vested in some other Person for security purposes) except: (i) deferred assets, other than prepaid insurance, prepaid taxes and deposits; (ii) patents, copyrights, trademarks, trade names, franchises, goodwill, experimental expense and other similar intangibles; and (iii) unamortized debt discount and expense; and "Liabilities" means, at any date, the items shown as liabilities on the balance sheet of the Company, except any items of deferred income, including capital gains.

Successor Corporation

   The Indenture provides that the Company may consolidate with, or transfer or lease all or substantially all of its properties and assets to, or consolidate or merge with or into, any other person provided, that in any such case: (i) the successor person shall be a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States or any state thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Company under the Debt Securities and the Indenture; and (ii) the Company or such successor person, as the case may be, shall not, immediately after such transaction, be in default in the performance of any of such obligations. Subject to certain limitations in the Indenture, the Trustee will receive from the Company an officers' certificate and an opinion of counsel stating that any such consolidation, merger, sale, lease or conveyance, and any such assumption, complies with the provisions of the Indenture.

Supplemental Indentures

   Supplemental indentures may be made by the Company and the Trustee with the consent of the holders of 66 2/3% in principal amount of any series of outstanding Debt Securities, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the holders of each such series affected by such modification or amendment, provided that no supplemental indenture may, among other things, reduce the principal amount of or interest on any Debt Securities, change the maturity date of the principal, the interest payment dates or other terms of payment or reduce the percentage in principal amount of outstanding Debt Securities of any series the consent of whose holders is necessary to modify or alter the Indenture, without the consent of each holder of Debt Securities affected thereby. Under certain circumstances, supplemental indentures may also be made without the consent of the holders.

Events of Default

   The Indenture defines an Event of Default with respect to any series of Debt Securities as being any one of the following events and such other events as may be established for the Debt Securities of a particular series: (i) default in payment of any interest or Additional Amount on the Debt Securities of such series and continuance of such default for a period of 30 days; (ii) default in payment of principal or premium, if any, on the Debt Securities of such series at their maturity; (iii) default in the deposit of any sinking fund payment with respect to such series when, as and if due; (iv) default in the performance, or breach, of any covenant or warranty, of the Company in the Indenture or any Debt Security of that series (other than a covenant or warranty in the Indenture solely for the benefit of a series of Debt Securities other than such series) continued for 60 days after appropriate notice; (v) certain events of bankruptcy, insolvency, reorganization or other similar occurrences; and (vi) certain other events of default, if any, relating to a particular series of Debt Securities. No Event of Default with respect to a particular series of Debt Securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of Debt Securities issued thereunder. If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of each series affected thereby may declare the Debt Securities of such series to be due and payable. Any past default with respect to a particular series of Debt Securities may be waived by the holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of such series, except in a case of failure to pay principal of, or premium, if any, or interest on or Additional Amounts with respect to such Debt Securities for which payment had not been subsequently made or a default in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Debt Security of such series. The Company will be required to file with the Trustee annually an Officers' Certificate as to the compliance with all conditions and covenants under the Indenture. The Trustee may withhold notice to holders of any series of Debt Securities of any default with respect to such series (except in payment of principal, premium, if any, interest or Additional Amounts) if it in good faith determines that it is in the interest of such holders to do so.

   Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders have offered to the Trustee reasonable indemnity or security against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to provisions in the Indenture for the indemnification of the Trustee and to certain other limitations, the holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series.

Satisfaction and Discharge of Indenture

   The Indenture (except for certain specified surviving obligations including, among other things, the Company's obligation to pay the principal of, and premium, if any, and interest on the Debt Securities) will be discharged with respect to the Debt Securities of any series which are due and payable or will become due and payable at maturity or redemption within one year upon the satisfaction of certain conditions, including the payment in full of the principal of, and premium, if any, and interest on all of the Debt Securities of such series or the deposit with the Trustee of an amount in cash or United States government obligations sufficient for such payment or redemption, in accordance with the Indenture.

Defeasance

   The Company may terminate certain of its obligations under the Indenture with respect to the Debt Securities of any series, including its obligations to comply with the restrictive covenants set forth in the Indenture (see "Certain Covenants") with respect to the Debt Securities of such series, on the terms and subject to the conditions contained in the Indenture, by depositing in trust with the Trustee cash or United States government obligations sufficient to pay the principal of, and premium, if any, and interest on the Debt Securities of such series to their maturity in accordance with the terms of the Indenture and the Debt Securities of such series. In such event, the Trustee will receive from the Company an opinion of counsel stating that such deposit and termination will not have any federal income tax consequences to the holders.

Regarding the Trustee

   The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company; provided, however, that if the Trustee acquires any conflicting interest it must eliminate such conflict or resign.

   The Indenture provides that, in case an Event of Default has occurred and is continuing, the Trustee is required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs in the exercise of its rights and powers.

Governing Law

   The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

                              PLAN OF DISTRIBUTION

   The Company may sell the Debt Securities through underwriters or agents or directly to purchasers. A prospectus supplement will set forth the names of such underwriters or agents, if any, and the specific designation, aggregate principal amount, rate and time of payment and interest, if any, redemption and/or repayment, if any, and other terms, and any listing on a securities exchange of the Debt Securities in respect of which this prospectus is delivered.

   The Debt Securities may be sold to underwriters for their own account and may be resold to the public from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. A prospectus supplement will set forth any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

   The Debt Securities may be sold directly by the Company, or through agents designated by the Company from time to time. A prospectus supplement will set forth any commission payable by the Company to such agent. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

   The net proceeds to the Company from the sale of the Debt Securities will be the purchase price of the Debt Securities less any such discounts or commissions and the other attributable expenses of issuance and distribution.

   The Company will agree to indemnify underwriters and agents against certain civil liabilities, including liabilities under the Securities Act of 1933, or contribute to payments underwriters or agents may be required to make in respect thereof.

                                 LEGAL MATTERS

   O'Melveny & Myers LLP will issue an opinion about the validity of the Debt Securities. Unless otherwise specified in an applicable prospectus supplement, Brown & Wood LLP will act as counsel for the underwriters or agents, if any. Paul C. Pringle, a partner at Brown & Wood LLP, owns 5,000 shares of Common Stock of the Company.

                                    EXPERTS

   Arthur Andersen LLP, independent public accountants, audited the Company's financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement. These documents are incorporated by reference herein in reliance upon the authority of Arthur Andersen LLP as experts in accounting and auditing in giving the audit reports.

===============================================================================

   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.



                                ---------------



                               TABLE OF CONTENTS
                             Prospectus Supplement

                                                                            Page
                                                                            ----
The Company................................................................  S-2
Recent Developments........................................................  S-3
Pricing Supplement.........................................................  S-3
Use of Proceeds............................................................  S-3
Ratio of Earnings to Fixed Charges.........................................  S-3
Description of the Notes...................................................  S-4
United States Taxation..................................................... S-16
Supplemental Plan of Distribution.......................................... S-23

                                  Prospectus

Where You Can Find More Information........................................    2
The Company................................................................    3
Selected Consolidated Financial Information................................    5
Ratio of Earnings to Fixed Charges.........................................    6
Use of Proceeds............................................................    6
Description of Debt Securities.............................................    6
Plan of Distribution.......................................................   12
Legal Matters..............................................................   13
Experts....................................................................   13

================================================================================
================================================================================

                                 $500,000,000

                   [LOGO OF NATIONWIDE HEALTH PROPERTIES, INC.]

                          Medium-Term Notes, Series D
                    Due 9 Months or More from Date of Issue


                                ---------------

                             PROSPECTUS SUPPLEMENT

                                ---------------


                             Goldman, Sachs & Co.

                              Merrill Lynch & Co.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The expenses of this offering are estimated as follows:

      SEC Registration Fee............................................ $139,000
      Blue Sky fees and expenses......................................   15,000
      Printing and engraving expenses.................................   25,000
      Legal fees and expenses.........................................   50,000
      Accounting fees and expenses....................................   25,000
      Trustee fees....................................................   35,000
      Rating agency fees..............................................  500,000
      Miscellaneous...................................................   11,000
                                                                       --------
        Total......................................................... $800,000
                                                                       ========

Item 15. Indemnification of Directors and Officers.

   The Articles of Incorporation of the Company provide for indemnification of directors and officers to the full extent permitted by the laws of the State of Maryland.

   Section 2-418 of the Maryland General Corporation Law generally permits indemnification of any director or officer made a party to any proceedings by reason of service as a director or officer unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by, or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director or officer had been adjudged to be liable to the corporation. The termination of any proceeding by conviction, upon a plea of nolo contendere or its equivalent or upon an entry of an order of probation prior to judgment creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer failed to meet the requisite standard of conduct for permitted indemnification.

   The Company has entered into indemnity agreements with the officers and directors of the Company that provide that the Company will pay on behalf of the indemnified party any amount which the indemnified party is or becomes legally obligated to pay because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which the indemnified party commits or suffers while acting in the capacity as an officer or director of the Company.

   Since November 1986, the Company has had in force directors' and officers' liability and Company reimbursement insurance covering liability for error, misstatement, misleading statement, act or omission, and neglect or breach of duty claimed against them solely by reason of their being directors or officers of the Company.

Item 16. Exhibits.

 Exhibit
   No.                                 Description
 -------                               -----------
  1.1    Distribution Agreement entered into between the Company and designated agents (to be incorporated by reference from a Current Report on Form
         8-K)
  4.1    Form of Indenture to be entered into between the Company and The Bank of New York.
  5.1    Opinion of O'Melveny & Myers LLP.
  5.2    Opinion of O'Melveny & Myers LLP re tax matters.
 12      Statement re Computation of Ratio of Earnings to Fixed Charges.
 23.1    Consent of Arthur Andersen LLP.
 23.2    Consent of O'Melveny & Myers LLP (included in Exhibit 5.1).
 24.1    Power of Attorney (contained on page II-4).
 25.1    Form T-1 Statement of Eligibility and Qualification under the Trust
         Indenture Act of 1939 of Chase Manhattan Bank and Trust Company.

Item 17. Undertakings.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act, unless the information required to be included in such post-effective amendment is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Securities Act.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on the 15th of January, 1999.

                                          NATIONWIDE HEALTH PROPERTIES, INC.

                                                   /s/ R. Bruce Andrews
                                          By: _________________________________
                                                      R. Bruce Andrews
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   We, the undersigned directors and officers of Nationwide Health Properties, Inc., do hereby constitute and appoint R. Bruce Andrews and Mark L. Desmond, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

          Signature                       Title                         Date
          ---------                       -----                         ----
  /s/ Charles D. Miller       Chairman and Director               January 15, 1999
 ___________________________
      Charles D. Miller

   /s/ R. Bruce Andrews       President, Chief Executive          January 15, 1999
 ___________________________   Officer and Director
      R. Bruce Andrews         (principal executive
                               officer)

   /s/ Mark L. Desmond        Senior Vice President and           January 15, 1999
 ___________________________   Chief Financial Officer
       Mark L. Desmond         (principal financial and
                               accounting officer)

    /s/ John C. Argue         Director                            January 15, 1999
 ___________________________
        John C. Argue

    /s/ David R. Banks        Director                            January 15, 1999
 ___________________________
       David R. Banks

  /s/ Sam A. Brooks, Jr.      Director                            January 15, 1999
 ___________________________
     Sam A. Brooks, Jr.

  /s/ Jack D. Samuelson       Director                            January 15, 1999
 ___________________________
      Jack D. Samuelson